Westway Group, Inc. Appoints

Gene McClain President of Westway Terminal Company

New Orleans, Louisiana, January 31, 2011 – Westway Group, Inc. (NASDAQ: WWAY) (“Westway” or the “Company”) today announced that, effective immediately, Gene McClain has been appointed President of Westway Terminal Company, a subsidiary of Westway Group, Inc.

Mr. McClain has 30 years of extensive experience in the terminal industry. His career began in 1981 and he subsequently held senior level operational and management positions with several international terminal companies. In 2005, he joined Westway Terminal Company and was recently promoted to Executive Vice President of the Terminal Company, with global responsibility for terminal operations and marketing.

Jim Jenkins, CEO of Westway Group, Inc. stated, “Gene McClain possesses the experience and industry knowledge necessary to further the growth and prosperity of Westway Terminal Company. He has made significant contributions to the Company, and we are confident that he will continue to do so in his expanded role.”

About Westway Group, Inc. Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 62 operating facilities providing approximately 350 million gallons of total bulk liquid storage capacity and 37 facilities producing approximately 1.5 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America and in Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries.

Contact:	Thomas A. Masilla, Jr.
Chief Financial Officer
504-636-4245